UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No. )

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Preliminary Information Statement

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SAFE TECHNOLOGIES INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

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SAFE TECHNOLOGIES INTERNATIONAL, INC.

550 W. Old Country Road
Suite #108
Hicksville, NY 11801

NOTICE OF ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

ON JUNE 18, 2009

Dear Shareholders:

On June 18, 2009 (the “Record Date”), the Board of Directors of Safe Technologies International, Inc. (the "Company") and the holders of a majority of the Company’s outstanding stock (the “Shareholders”) took the following actions by execution of written consents (the “Written Actions”):

1.

The Shareholders removed Glenn Wistey and Bruce Taylor as directors of the Company, without cause, leaving one director, Randi Swatt.

2.

Randi Swatt, as sole director, appointed Kenneth Frank and Christopher L. Kolb as directors to fill the vacancies created by the removal of Mr. Wistey and Mr. Taylor.

3.

Randi Swatt resigned as a director of the Company, retaining her position as Acting Chief Executive Officer.

4.

The Directors appointed Christopher L. Kolb as President of the Company.

5.

The Directors adopted proposals to amend the Company’s Certificate of Incorporation to effect a 10-to-1 reverse stock split, and to amend the Company’s Certificate of Incorporation to decrease the Company’s total number of authorized shares from 999,999,000 shares to 400,000,000 shares, all of which shall be common stock, par value $.00001 per share.

6.

The Shareholders approved the proposals as adopted by the Directors.

This Information Statement is being provided to all shareholders of the Company on or about June 26, 2009. The above actions will become effective 20 calendar days after that date (the “Effective Date”).

By Order of the Board of Directors,

/s/ Randi Swatt
Randi Swatt
Acting Chief Executive Officer

THIS DOCUMENT IS PROVIDED SOLELY FOR YOUR INFORMATION. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INFORMATION REGARDING THE ACTIONS TAKEN

GENERAL

As we have previously reported, since July 2004, we have not been actively searching out business opportunities, because Universal Equity Holdings LLC (“UEH”), which purchased approximately 24% of our outstanding stock in July 2004, had been unable to transfer of record the shares that it purchased (the “UEH Shares”). Since this could have had a material effect on any shareholder vote which might have been required in connection with a business opportunity, we were waiting until this situation was rectified before resuming an active search for business opportunities.

In July 2007, our largest shareholder, Franklin Frank, and certain companies controlled by Mr. Frank, obtained a judgment against UEH and its principal. Among other things, the judgment gives to Mr. Frank or his designee title to the UEH Shares. Pursuant to Mr. Frank’s instructions, the UEH Shares have now been transferred of record to Mr. Stueber, which allows the UEH Shares to be voted.

Now that the ownership of the UEH Shares has been determined, and the shares can be voted, we are preparing the Company to resume its search for business opportunities.

NEW BOARD OF DIRECTORS

Our by-laws provide that the Board of Directors may be composed of up to ten members, with the number to be fixed from time to time by the Board of Directors, or by the shareholders at an annual shareholders meeting. Prior to the Written Actions, we had three directors: Randi Swatt, Bruce Taylor and Glenn Wistey. Mr. Taylor and Mr. Wistey were appointed in 2004 at the request of UEH. When we lost contact with UEH, we lost contact with Mr. Wistey. Mr. Taylor has not been active with the Company, and Ms. Swatt did not wish to continue as a director. Therefore, through the Written Actions listed above, a new Board of Directors has been established, consisting of the following two persons:

Kenneth Frank, age 51, is President of CVR Health Products, Inc., a company located in Hicksville, New York, which purchases, sells and manages investment real estate. Mr. Frank is the son of Franklin Frank.

Christopher L. Kolb, age 41, is the founder and President of Coastal Networks, Inc., a company which provides outsourced chief technology officer and information technology services. Mr. Kolb was also chosen to be President of the Company, effective as of the Record Date.

AMENDMENT OF CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

The Reverse Split: As of the Record Date, the Company's Board of Directors recommended, and the holders of a majority of the outstanding shares of the Company approved, by written consent, a one for ten reverse stock split (the “Reverse Split”). The immediate effect of the Reverse Split will be to reduce the number of issued and outstanding shares of the Company’s common stock (the “Common Stock”) from 932,631,602 to approximately 93,263,160. The number of shareholders of the Company will not be reduced as a result of the Reverse Split. Although the Reverse Split may increase the market price of the Common Stock, the actual effect of the Reverse Split on the market price cannot be predicted. The market price of the Common Stock may also change as a result of other unrelated factors, including the Company's operating performance and other factors related to its business as well as general market conditions. The Reverse Split will affect all of the holders of the Company's Common Stock uniformly and will not affect any shareholder's percentage ownership interest in the Company or proportionate voting power, except for insignificant changes that will result from the rounding up of fractional shares (see “Fractional Shares” below).

Procedure for Effecting Reverse Split: The Reverse Split of the Company's Common Stock will become effective as of the Effective Date without any further action on the part of the holders of the Common Stock. There is no need to surrender any current certificates representing shares of Common Stock. New certificates of Common Stock will not be issued.

Fractional Shares: No fractional shares will be issued in connection with the Reverse Split. Shareholders who would otherwise be entitled to receive fractional shares because they hold a number of shares of Common Stock that is not evenly divisible by 10 will have the number of new shares to which they are entitled rounded up to the nearest whole number of shares. No shareholders will receive cash in lieu of fractional shares.

Federal Income Tax Consequences of Reverse Split: The following summary of certain material federal income tax consequences of the Reverse Split does not purport to be a complete discussion of all of the possible federal income tax consequences and is included for general information only. Further, it does not address any state, local, foreign or other income tax consequences, nor does it address the tax consequences to shareholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the United States federal income tax laws as of the date of this Information Statement. Such laws are subject to change retroactively as well as prospectively. This summary also assumes that the shares of the Company's Common Stock are held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending on the facts and circumstances of such shareholder. EACH SHAREHOLDER IS URGED TO CONSULT WITH THEIR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE SPLIT.

No gain or loss should be recognized by a shareholder as a result of the Reverse Split. The aggregate tax basis of shares held after the Reverse Split will be the same as the shareholder's aggregate tax basis in those shares prior to the Reverse Split. The shareholder's holding period for shares held after the Reverse Split will include the period during which the shareholder held those shares prior to the Reverse Split. The Company's views regarding the tax consequences of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state and local tax consequences of the Reverse Split may vary significantly as to each shareholder, depending on the state in which such shareholder resides.

No Dissenters' Rights: Pursuant to the Delaware Revised Statutes ("NRS"), the holders of the Company's Common Stock are not entitled to dissenters' rights in connection with the Reverse Split.

AMENDMENT OF CERTIFICATE OF INCORPORATION TO DECREASE NUMBER OF AUTHORIZED SHARES

As of the Record Date, the Company's Board of Directors recommended, and the holders of a majority of the outstanding shares of the Company, by written consent, approved an amendment to the Company’s Certificate of Incorporation to decrease our total number of authorized shares from 999,999,000 shares to 400,000,000 shares, all of which will be common stock, par value $.00001 per share.

The form of the Certificate of Amendment to our Certificate of Incorporation to decrease our total number of authorized shares is included as Exhibit A to this Information Statement. The reduction in the number of authorized shares will become effective upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. The Certificate of Amendment will be filed promptly following the Effective Date.

Effect of Decrease in Authorized Shares: Currently, we are authorized to issue up to 999,999,000 shares of Common Stock, of which 932,631,602 shares were issued and outstanding as of the Record Date. Following the Reverse Split and the reduction in authorized stock, we will be authorized to issue up to 400,000,000 shares of Common Stock, of which approximately 93,263,160 shares will be issued and outstanding. Since we are not reducing the total authorized number of shares of common stock by the same ratio as the Reverse Split, we will have the ability to issue a greater percentage of our common stock in relation to our outstanding shares after the Reverse Split than we currently have. As a result, if we were to issue such shares, it would potentially have a greater dilutive effect on our current stockholders, depending on the size of the issuance. Each additional share of common stock authorized by the amendment would have the same rights and privileges under our Certificate of Incorporation, as each share of Common Stock that is currently authorized for issuance. We believe that the availability of additional authorized shares of Common Stock will provide us with additional flexibility, giving us the ability to issue Common Stock for a variety of purposes, including, among others, the sale of Common Stock to obtain additional capital, the exchange of outstanding indebtedness for Common Stock or the use of Common Stock for equity compensation, subject to stockholder approval as required. We currently do not have any plan, commitment, arrangement, understanding or agreement, either written or oral, to issue any shares of additional Common Stock. However, the additional shares of Common Stock will be available for issuance by action of our board of directors without the need for further action by our stockholders, unless stockholder action is specifically required by applicable law.

DESCRIPTION OF CAPITAL STOCK

All of the Company’s authorized capital stock consists of Common Stock. As of the Record Date, there were 999,999,000 shares of Common Stock authorized with a par value of $.00001 per share, of which 932,631,602 shares were issued and outstanding. Each holder of the Company’s Common Stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. All voting is non-cumulative, which means that the holder of fifty percent (50%) plus one share of the shares voting for the election of the directors can elect all the directors. The holders of Common Stock are entitled to receive pro rata dividends, when and as declared by the Board of Directors in its discretion, out of funds legally available therefore.

Dividends on the Common Stock are declared by the Board of Directors. The payment of dividends on the Common Stock in the future, if any, will be determined by the Board of Directors. In addition, any payment of dividends will depend on the Company’s financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. The Company has never paid any dividends and the Board has no plans for the payment of future dividends. The Board presently plans for any future surplus income to be reinvested into growing the Company through additional investment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the number of shares of the Company's Common Stock that are beneficially owned by (i) each executive officer of the Company, (ii) each director of the Company and (iii) each shareholder of the Company who owns more than 5% of the Company's Common Stock as of the Record Date. An asterisk indicates beneficial ownership of less than 1% of the Company's outstanding stock. Except as otherwise indicated, each of the shareholders listed below has voting and investment power over the shares beneficial owned and the address of each beneficial owner is c/o the Company at 550 W. Old Country Road, Suite #108, Hicksville, NY 11801. As of the Record Date, there were issued and outstanding 932,631,602 shares of the Company's common stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class
Ruth Deutsch	219,870,657	[1]	24.2
Shareholder

Franklin Frank	219,870,657	[1]	24.2
Shareholder

Kenneth Frank	68,000,000	[2]	7.3
Director

Christopher L. Kolb	0		*
Director and President

William P. Stueber II	238,802,641		25.6
Shareholder

Randi Swatt	0		*
Acting Chief Executive Officer

All Officers and Directors as a group (3 persons)	68,000,000		7.3

———————

Includes 151,870,657 shares held by Ruth Deutsch, 34,000,000 shares held by Franklin Frank, Ms. Deutsch’s husband, and 34,000,000 shares held by LVDB, Inc., a corporation controlled by Franklin Frank and Kenneth Frank. Ms. Deutsch disclaims any beneficial interest in the shares held by her husband.

Includes 34,000,000 shares held by LVDB, Inc., a corporation controlled by Franklin Frank and Kenneth Frank.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Franklin Frank and/or entities controlled by him have lent the Company money from time to time in order to fund its operations. In addition, Mr. Frank and/or affiliates purchased two notes given by the Company to former officers for loans to the Company. The total amount the Company now owes to Mr. Frank and/or affiliates is $1,715,900 as of December 31, 2008. The loans bear interest at 12% per annum and are payable on demand. During 2008, a total of $202,386 of interest was accrued against the loans. This amount was capitalized as an increase in the loan amount as of December 31, 2008.

Strategic Data Support LLC, a company in which Christopher L. Kolb, President and a director of the Company, and William P. Stueber II, own an interest, provides minimal IT support services to the Company. The Company recently retained Strategic Data Support, and has already seen significant cost savings in monthly hosting fees.

Newco LLC, a company owned by William P. Stueber II, provides certain outsourced administrative services to the Company. The Company recently retained Newco, and has already seen significant cost savings in monthly administrative services fees.

The Company has an unwritten policy that all transactions between the Company and any of its directors or executive officers, or their immediate family members, require prior approval of the Board of Directors.

Under the definition of director independence found in NASD Rule 4200, Kenneth Frank is our sole independent director.

BOARD MEETINGS AND COMMITTEES

The Company’s Board of Directors held no meetings during 2008.

The Company has not formally appointed an audit committee, and the entire Board of Directors currently serves the function of an audit committee. Because of the small number of persons involved in management, the Company does not have an audit committee financial expert serving on the Board. The Company has not yet adopted a code of ethics applicable to its chief executive officer and chief financial officer, or persons performing those functions, because of the small number of persons involved in management of the Company.

The Company has not formally appointed a nominating committee or a compensation committee, and the entire Board of Directors currently serves the functions of those committees.

The Company’s Board of Directors does not currently provide a process for shareholders to send communications to the Board of Directors. This matter will be considered by the new Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the SEC and the NASD. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, we have determined that during fiscal year 2008 no persons subject to Section 16(a) reporting submitted late filings under Section 16(a) of the Exchange Act.

COMPENSATION

During each of the Company’s last two fiscal years, our sole executive officers were Randi Swatt, acting Chief Executive Officer and acting Chief Financial Officer, and Valda Reinbergs, Secretary.  Neither of those officers received any compensation during those years for their services as officers and directors of the Company.

CHANGE IN CONTROL

In July 2007, our largest shareholder, Franklin Frank, and certain companies controlled by Mr. Frank, obtained a judgment against Universal Equity Holdings, LLC, which had previously acquired 225,000,000 shares of the Company’s Common Stock (the “UEH Shares”). Among other things, the judgment gave Mr. Frank or his designee title to the UEH Shares. Pursuant to Mr. Frank’s instructions, the UEH Shares were transferred of record to William P. Stueber II in April 2009. The transfer was made without consideration.

In addition, Mr. Stueber acquired 6,950,000 shares of Common Stock in April 2009 from Randi Swatt, the Company’s Acting Chief Executive Officer for $2,780, and purchased 6,852,641 shares on the open market during 2009 for a total of $3,038. These purchases were made with personal funds.

As a result, Mr. Stueber now owns approximately 25.6% of the Company’s Common Stock, making him a “control person” within the definitions of the Securities Exchange Act of 1934.

The foregoing Notice and Information Statement are sent by order of the Board of Directors of the Company.

By:	/s/ Randi Swatt
Randi Swatt
Acting Chief Executive Officer
Boca Raton, Florida

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
SAFE TECHNOLOGIES INTERNATIONAL, INC.

___________________________

Pursuant to Sections 228 and 242 of
the General Corporation Law of the
State of Delaware

___________________________

SAFE TECHNOLOGIES INTERNATIONAL, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:  Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, each ten (10) shares of the Corporation's Common Stock, par value $.00001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock because they hold a number of shares of Common Stock that is not evenly divisible by 10 will have the number of new shares to which they are entitled rounded up to the nearest whole number of shares. No shareholders will receive cash in lieu of fractional shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

SECOND:  Upon the Effective Time, the first paragraph of Article Four of the Corporation's Certificate of Incorporation, relating to the capital structure of the Corporation, is hereby amended to read in its entirety as set forth below:

The total number of shares of stock which the Corporation shall have authority to issue is four hundred million (400,000,000) shares, par value $.00001 per share. All such shares are of one class and are shares of common stock.

THIRD:  This Certificate of Amendment shall become effective as of *, 2009.

FOURTH:  This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendments be considered by the stockholders of the Corporation. The holders of the necessary number of shares approved the proposed amendments by written action on June 18, 2009, thereby duly adopting this Certificate of Amendment.

A-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of *, 2009.

SAFE TECHNOLOGIES INTERNATIONAL, INC.

By:
Name:
Title:

A-2